Exhibit 99.1

RPM REPORTS RECORD FOURTH-QUARTER AND

FULL-YEAR RESULTS FOR FISCAL 2016

•	Fourth-quarter sales increase 4%; net income up 20%

•	Fiscal 2016 full-year sales increase 5%; net income up 48%

•	Fiscal year net income up 10% over as-adjusted prior-year results

Medina, Ohio – July 28, 2016 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal fourth quarter and year ended May 31, 2016.

Fourth-Quarter Results

Fourth-quarter net sales increased 3.9% to $1.43 billion from $1.37 billion. Net income for the fourth quarter was up 19.5% to $152.9 million from $128.0 million reported in the fourth quarter of fiscal 2015. Diluted earnings per share were $1.13, up 20.2% from $0.94 reported a year ago. Consolidated earnings before interest and taxes (EBIT) improved 7.9% to $220.4 million, from $204.3 million a year ago.

“RPM turned in a solid performance for our fourth quarter, especially in light of the headwinds posed by the continuing strong U.S. dollar, slow growth in many international regions and a worldwide recession in the energy and heavy manufacturing segments of the economy,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

Fourth-Quarter Segment Sales and Earnings

Fiscal 2016 fourth-quarter industrial segment sales declined 0.7% to $686.6 million from $691.8 million a year ago. Organic sales improved 1.6%, while acquisition growth added 0.5%. Foreign currency translation negatively impacted sales by 2.8%. Industrial segment EBIT was up 15.4% to $107.9 million from $93.5 million in the fiscal 2015 fourth quarter. Industrial segment EBIT included a one-time gain of $8.0 million as a result of the revaluation of the company’s Carboline subsidiary’s 49% ownership in Carboline Dalian Paint Production Co., Ltd. that occurred in conjunction with the acquisition of the remaining 51% of the Chinese business on May 18, 2016. Excluding this one-time gain, industrial segment EBIT increased approximately 7.0%.

“Industrial results included strong performance in the U.S. by our concrete admixture and commercial sealants businesses, which benefited from continued momentum in commercial construction. We saw strong results in U.S. dollars from our sealants business in Germany and our polymer flooring business in the U.K. Many of our other overseas businesses posted improved sales in local currencies, but suffered from currency exchange translation. We continue to see depressed conditions in the global energy and heavy industrial markets,” stated Sullivan.

RPM Reports Record Fourth-Quarter and Full-Year Results for Fiscal 2016

July 28, 2016

Sales in RPM’s specialty segment increased 5.1% to $196.2 million from $186.7 million a year ago. Organic sales increased 1.7% and acquisition growth added 4.2%. Sales were negatively impacted by 0.8% in foreign currency translation. Specialty segment EBIT increased 20.1% to $32.7 million from $27.2 million in the fiscal 2015 fourth quarter.

“Several smaller acquisitions completed during the year drove the segment’s sales growth into the mid-single-digit range. We were also pleased with the significant leverage to the bottom line from these predominately U.S. based businesses,” stated Sullivan.

Net sales for RPM’s consumer segment increased 9.9% to $543.8 million from $494.7 million in the fiscal 2015 fourth quarter. Organic sales were up 9.9%, while acquisition growth added 1.4%. Foreign exchange translation reduced sales by 1.4%. Consumer segment EBIT declined 2.6% in the fiscal 2016 fourth quarter to $98.0 million from $100.6 million. Fiscal 2015 fourth-quarter EBIT included the benefit of an earn-out reversal of $9.9 million, and fiscal 2016 fourth-quarter EBIT included the impact of a $9.3 million legal settlement charge related to deck coatings. Excluding these two one-time adjustments, consumer segment EBIT increased 18.2% quarter over quarter.

“Our larger core consumer businesses performed exceptionally well in the quarter, with nearly double-digit growth driven by several product rollouts resulting in market share gains and new product placements early in the 2016 fiscal year. Additionally, consumer segment European businesses had double-digit growth during the quarter. We were also very pleased with the strong leverage to the EBIT line, excluding the two one-time adjustments,” stated Sullivan.

Cash Flow and Financial Position

For fiscal 2016, cash from operations was $474.7 million, up 43.7% from $330.4 million in fiscal 2015. Total debt at the end of fiscal 2016 was $1.65 billion, compared to $1.66 billion at the end of fiscal 2015. RPM’s net (of cash) debt-to-total capitalization ratio was 50.2%, compared to 53.4% at May 31, 2015.

“Our total liquidity of $1.1 billion, including $265.2 million in cash and long-term committed available credit, compares to $963.8 million a year ago. We have plenty of resources to fund a growing cash dividend, invest in our businesses and pursue a robust acquisition program. As we stated last year, fiscal 2016 was going to be characterized as a year of investing in growth initiatives, even during a time of global uncertainty. During fiscal 2016, capital expenditures were $117.2 million, or roughly 40% higher than the $85.4 million spent last year,” Sullivan stated.

Fiscal 2016 Full-Year Consolidated Sales and Earnings

Fiscal 2016 consolidated full-year net sales increased 4.8% to $4.81 billion from $4.59 billion in fiscal 2015. Net income increased 48.1% to $354.7 million from the reported $239.5 million in fiscal 2015. Diluted earnings per share of $2.63 were up 47.8% from $1.78 a year ago. Consolidated EBIT was up 8.1% to $564.8 million from $522.3 million in fiscal 2015.

Fiscal 2015 net income included an adjustment of $83.5 million in the third quarter for a non-cash, net charge for a tax accrual, as previously disclosed. Fiscal 2016 net income was up 9.8% compared to an adjusted $323.0 million in the prior fiscal year, while diluted earnings per share were up 10.5% from an adjusted $2.38 in fiscal 2015.

RPM Reports Record Fourth-Quarter and Full-Year Results for Fiscal 2016

July 28, 2016

Fiscal 2016 Segment Sales and Earnings

Fiscal 2016 sales for RPM’s industrial segment declined 3.5% to $2.44 billion from $2.53 billion in fiscal 2015. Organic sales increased 2.5%, with acquisition growth contributing 0.6%. Foreign currency translation negatively impacted sales by 6.6%. Industrial segment EBIT improved 1.4% to $258.8 million from $255.2 million in fiscal 2015. Excluding the one-time Dalian gain of $8.0 million during the fiscal fourth quarter, EBIT would have declined year-over-year by 1.7%.

Specialty segment sales increased 60.1% to $732.1 million from $457.2 million in fiscal 2015. Organic sales improved 2.7% and acquisitions added 60.4%, primarily due to inclusion of a full year’s results from the reconsolidation of SPHC companies, which occurred in January 2015. Foreign currency translation reduced sales by 3.0%. Specialty segment EBIT was up 64.0% to $111.2 million from $67.8 million a year ago.

Consumer segment sales for fiscal 2016 increased 2.1% to $1.64 billion from $1.60 billion in fiscal 2015. Organic sales increased by 3.3%, and acquisition growth added 0.9%. Currency translation negatively impacted sales by 2.1%. Consumer segment EBIT decreased 2.1%, to $268.2 million from $274.0 million. Consumer segment EBIT for fiscal 2016 was negatively impacted by the $9.3 million fourth-quarter legal settlement charge and positively impacted by a $14.5 million second-quarter earn-out reversal. Fiscal 2015 EBIT included the benefits of a $9.9 million earn-out reversal during the fourth quarter and a $17.0 million earn-out reversal in the second quarter. Excluding these four one-time adjustments, consumer segment EBIT increased 6.4% year over year.

Business Outlook

“In fiscal 2017, we are expecting overall sales growth in the 4% to 6% range, with the consumer and specialty segments up in the mid-single-digit range and the industrial segment up in the low-single-digit range. We expect continued improvement in the U.S. commercial construction and housing sectors, while global markets will remain somewhat choppy, especially those serving energy and heavy industry, along with currency headwinds, especially the British pound.

“From a diluted earnings per share perspective, there were certain one-time items in fiscal 2016 that will not repeat in fiscal 2017, including the benefit of the Kirker earn-out reversal in the second quarter ($0.08 per share) and the Dalian gain ($0.06 per share) in the fourth quarter, which were partially offset by a loss of $0.05 per share on the legal settlement charge, also in the fourth quarter. Excluding these three items from the full-year fiscal 2016 diluted earnings per share of $2.63, an ‘apples-to-apples’ starting point for fiscal 2017 would be $2.54. We expect our core business to leverage 4% to 6% sales growth into 10% to 12% growth in earnings. However, in fiscal 2017 we anticipate approximately $0.06 per share in additional unfavorable currency translation driven largely by the devaluation of the British pound against the U.S. dollar and $0.05 per share in higher pension costs due to the continued decline in the discount rates. As a result of these factors, our earnings guidance for fiscal 2017 is $2.68 to $2.78 per diluted share,” stated Sullivan.

RPM Reports Record Fourth-Quarter and Full-Year Results for Fiscal 2016

July 28, 2016

Webcast and Conference Call Information

Management will host a conference call to discuss the results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. The call may also be accessed via the RPM website at www.RPMinc.com.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on July 28, 2016 until 11:59 p.m. EDT on August 4, 2016. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 41121752. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat, and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2015, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	As Reported				Adjusted (1)
	Three Months Ended		Year Ended		Year Ended May 31,
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015	2015
	(Unaudited)				(Unaudited)
Net Sales	$1,426,584	$1,373,159	$4,813,649	$4,594,550	$4,594,550
Cost of sales	779,390	773,864	2,726,601	2,653,181	2,653,181

Gross profit	647,194	599,295	2,087,048	1,941,369	1,941,369
Selling, general & administrative expenses	424,616	395,359	1,520,977	1,422,944	1,422,944
Interest expense	23,605	27,303	91,683	87,615	87,615
Investment (income), net	(2,288)	(2,023)	(10,365)	(18,577)	(18,577)
Other expense (income), net	2,163	(342)	1,287	(3,866)	(3,866)

Income before income taxes	199,098	178,998	483,466	453,253	453,253
Provision for income taxes	45,444	50,413	126,008	224,925	118,699

Net income	153,654	128,585	357,458	228,328	334,554
Less: Net income (loss) attributable to noncontrolling interests	759	598	2,733	(11,156)	11,566

Net income attributable to RPM International Inc. Stockholders	$152,895	$127,987	$354,725	$239,484	$322,988

Earnings per share of common stock attributable to
RPM International Inc. Stockholders:
Basic	$1.16	$0.97	$2.70	$1.81	$2.43

Diluted	$1.13	$0.94	$2.63	$1.78	$2.38

Average shares of common stock outstanding - basic	129,017	129,578	129,383	129,933	129,933

Average shares of common stock outstanding - diluted	136,408	134,540	136,716	134,893	134,893

(1)	See attached page for reconciliation from As Reported to Adjusted figures

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

	Three Months Ended		Year Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
	(Unaudited)
Net Sales:
Industrial Segment	$686,578	$691,762	$2,444,120	$2,533,476
Specialty Segment	196,163	186,729	732,091	457,245
Consumer Segment	543,843	494,668	1,637,438	1,603,829

Total	$1,426,584	$1,373,159	$4,813,649	$4,594,550

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$106,440	$91,862	$252,781	$246,997
Interest (Expense), Net (c)	(1,505)	(1,671)	(5,987)	(8,190)

EBIT (d)	$107,945	$93,533	$258,768	$255,187

Specialty Segment
Income Before Income Taxes (b)	$32,828	$27,442	$111,945	$68,340
Interest Income, Net (c)	147	230	730	534

EBIT (d)	$32,681	$27,212	$111,215	$67,806

Consumer Segment
Income Before Income Taxes (b)	$97,881	$100,623	$268,218	$274,001
Interest Income (Expense), Net (c)	(76)	40	40	34

EBIT (d)	$97,957	$100,583	$268,178	$273,967

Corporate/Other
(Expense) Before Income Taxes (b)	$(38,051)	$(40,929)	$(149,478)	$(136,085)
Interest (Expense), Net (c)	(19,883)	(23,879)	(76,101)	(61,416)

EBIT (d)	$(18,168)	$(17,050)	$(73,377)	$(74,669)

Consolidated
Income Before Income Taxes (b)	$199,098	$178,998	$483,466	$453,253
Interest (Expense), Net (c)	(21,317)	(25,280)	(81,318)	(69,038)

EBIT (d)	$220,415	$204,278	$564,784	$522,291

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Year Ended May 31, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$4,594,550	$—		$4,594,550
Cost of sales	2,653,181	—		2,653,181

Gross profit	1,941,369	—		1,941,369
Selling, general & administrative expenses	1,422,944	—		1,422,944
Interest expense	87,615	—		87,615
Investment (income), net	(18,577)	—		(18,577)
Other expense (income), net	(3,866)	—		(3,866)

Income before income taxes	453,253	—		453,253
Provision for income taxes	224,925	(106,226)	(1)	118,699

Net income	228,328	106,226		334,554
Less: Net income (loss) attributable to noncontrolling interests	(11,156)	22,722	(1)	11,566

Net income attributable to RPM International Inc. Stockholders	$239,484	$83,504		$322,988

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$1.81	$0.62		$2.43

Diluted	$1.78	$0.60		$2.38

(1)	Reflects adjustments related to the recognition of an ASC 740-30 tax liability for the potential repatriation of foreign earnings and related impact on NCI Net Income.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2016	May 31, 2015
Assets
Current Assets
Cash and cash equivalents	$265,152	$174,711
Trade accounts receivable	987,692	980,737
Allowance for doubtful accounts	(24,600)	(24,526)

Net trade accounts receivable	963,092	956,211
Inventories	685,818	674,205
Deferred income taxes	—	29,892
Prepaid expenses and other current assets	224,280	264,827

Total current assets	2,138,342	2,099,846

Property, Plant and Equipment, at Cost	1,344,830	1,258,304
Allowance for depreciation	(715,377)	(668,658)

Property, plant and equipment, net	629,453	589,646

Other Assets
Goodwill	1,219,630	1,215,688
Other intangible assets, net of amortization	575,401	604,130
Deferred income taxes, non-current	19,771	5,685
Other	193,444	179,245

Total other assets	2,008,246	2,004,748

Total Assets	$4,776,041	$4,694,240

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$500,506	$512,165
Current portion of long-term debt	4,713	2,038
Accrued compensation and benefits	183,768	169,370
Accrued losses	35,290	22,016
Other accrued liabilities	277,914	197,647

Total current liabilities	1,002,191	903,236

Long-Term Liabilities
Long-term debt, less current maturities	1,646,332	1,654,037
Other long-term liabilities	702,979	752,821
Deferred income taxes	49,791	90,681

Total long-term liabilities	2,399,102	2,497,539

Total liabilities	3,401,293	3,400,775

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,944; 133,203)	1,329	1,332
Paid-in capital	921,956	872,127
Treasury stock, at cost	(196,274)	(124,928)
Accumulated other comprehensive (loss)	(502,047)	(394,135)
Retained earnings	1,147,371	936,996

Total RPM International Inc. stockholders’ equity	1,372,335	1,291,392
Noncontrolling interest	2,413	2,073

Total equity	1,374,748	1,293,465

Total Liabilities and Stockholders’ Equity	$4,776,041	$4,694,240

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended
	May 31, 2016	May 31, 2015
Cash Flows From Operating Activities:
Net income	$357,458	$228,328
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	66,732	62,188
Amortization	44,307	36,988
Reversal of contingent consideration obligations	(14,500)	(29,665)
Asset impairment charge	4,471	818
Other-than-temporary impairments on marketable securities	3,811	22
Deferred income taxes	9,399	97,502
Stock-based compensation expense	31,287	31,741
Other non-cash interest expense	9,750	5,624
Gain on remeasurement of joint venture ownership	(7,972)
Realized (gain) on sales of marketable securities	(6,457)	(8,692)
Other	(15)	(1,954)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(24,582)	(90,230)
(Increase) in inventory	(17,733)	(31,348)
(Increase) in prepaid expenses and other current and long-term assets	(25,617)	(4,590)
(Decrease) in accounts payable	(5,958)	(16,249)
Increase (decrease) in accrued compensation and benefits	17,681	(1,297)
Increase (decrease) in accrued losses	13,514	(7,218)
Increase in other accrued liabilities	8,011	51,761
Other	11,119	6,719

Cash Provided By Operating Activities	474,706	330,448

Cash Flows From Investing Activities:
Capital expenditures	(117,183)	(85,363)
Acquisition of businesses, net of cash acquired	(51,992)	(467,573)
Purchase of marketable securities	(32,280)	(61,511)
Proceeds from sales of marketable securities	32,631	48,971
Proceeds from sales of assets or businesses	866	4,079
Other	2,092	1,944

Cash (Used For) Investing Activities	(165,866)	(559,453)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	142,130	460,560
Reductions of long-term and short-term debt	(147,155)	(162,318)
Cash dividends	(144,350)	(136,179)
Shares of common stock repurchased and returned for taxes	(71,346)	(39,528)
Payments of acquisition-related contingent consideration	(2,088)	(22,179)
Exercise of stock options and awards, including tax benefit	18,540	8,560
Other	(1,836)	1,277

Cash (Used For) Provided By Financing Activities	(206,105)	110,193

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,294)	(39,345)

Net Change in Cash and Cash Equivalents	90,441	(158,157)
Cash and Cash Equivalents at Beginning of Period	174,711	332,868

Cash and Cash Equivalents at End of Period	$265,152	$174,711